Exhibit 99.19(d)

Global Atlantic Distributors, LLC | Code of Ethics

Global Atlantic Distributors, LLC

Code of Ethics and Standards of Conduct

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

Table of Contents

1. Purpose, Regulatory Basis and Scope	3
2. Persons Covered and Relationship to Other Policies	3
3. Definitions	3
4. Core Ethical Principles and Standards of Commercial Honor	4
5. Supervision, Escalation and Written Supervisory Procedures	4
6. Conflicts of Interest and Fair Dealing	5
7. Confidential Information, MNPI and Restricted Lists	5
8. Personal Securities Accounts and Personal Trading	5
8.1 Account Disclosure and Consent	5
8.2 Trading Restrictions	5
8.3 Reporting and Certifications	6
9. Outside Business Activities and Private Securities Transactions	6
9.1 Outside Business Activities	6
9.2 Private Securities Transactions	6
10. Gifts, Entertainment, Non-Cash Compensation and Conflicts	6
10.1 Gifts and Gratuities	6
10.2 Entertainment and Business Meals	7
10.3 Non-Cash Compensation and Training/Education	7
11. Political Contributions and Pay-to-Play Controls	7
12. Sales Practices, Product Standards and Variable Insurance Products	7
12.1 Product Knowledge and Fair Presentation	7
12.2 Variable Annuities and Variable Insurance Products	7
13. Customer Complaints, Regulatory Events and Investigations	8
14. Privacy, Cybersecurity and Books and Records	8
14.1 Privacy and Cybersecurity	8
14.2 Books and Records	8
15. Reporting Violations, Non-Retaliation and Sanctions	8
16. Administration, Training, Certifications and Exceptions	9

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

1. Purpose, Regulatory Basis and Scope

Global Atlantic Distributors, LLC (GAD) is committed to conducting its business with integrity, honesty, fairness, professionalism and in compliance with applicable securities, insurance, privacy, anti-money-laundering, sanctions and anti-corruption laws and regulations. This Code of Ethics (the Code) establishes standards of conduct for GAD personnel and supplements, but does not replace, GAD’s Written Supervisory Procedures (WSPs), compliance manuals, supervisory bulletins, training, selling agreements and other applicable Global Atlantic, KKR and affiliate policies.

The Code has been tailored for GAD as a FINRA registered broker-dealer engaged in distribution and wholesaling activities. The Code is intended to promote compliance with FINRA rules applicable to member firms and associated persons, including standards of commercial honor, supervision, communications with the public, outside securities accounts, outside business activities, private securities transactions, gifts and gratuities, AML, books and records, and reporting obligations.

2. Persons Covered and Relationship to Other Policies

This Code applies to all Covered Persons. A person may be designated as a Covered Person based on role, access, registration status, supervisory responsibilities, access to confidential information, participation in GAD business, or other facts determined by Compliance.

•	Covered Persons include GAD officers, registered representatives, registered principals, associated persons, business-operations personnel, wholesalers, sales managers, marketing and sales-support personnel, supervised persons, contingent workers, consultants, contractors, interns and other persons designated by the CCO.
•	Related Persons include spouses or domestic partners, minor children, immediate family members living in the same household, financially dependent family members and any other person or entity whose securities activity is directed, controlled or influenced by a Covered Person, as determined by Compliance.
•	Registered Persons must also comply with FINRA registration, licensing, continuing education, outside business activity, private securities transaction and Form U4/U5 reporting requirements.

This Code is not intended to describe every legal, regulatory or firm requirement applicable to GAD. Covered Persons are expected to know and comply with the policies applicable to their roles. Questions must be escalated to the CCO, Compliance, Legal or the appropriate registered supervisor before action is taken.

3. Definitions

Access Person: A Covered Person who has access to nonpublic information concerning recommendations, transactions, product distribution strategy, intermediary relationships, client or customer information, GAD business plans or other confidential information, or who is otherwise designated as an Access Person by Compliance.

Associated Person: A person associated with a FINRA member within the meaning of FINRA rules, including registered and non-registered personnel where applicable.

Beneficial Ownership: Direct or indirect ownership, economic interest or control over a securities account or securities position, including interests of Related Persons or entities controlled by a Covered Person.

Covered Security: Any security for which reporting, pre-clearance, restriction or monitoring is required by this Code, GAD policy, FINRA rule, SEC rule or Compliance determination. Covered Securities include stocks, bonds, corporate debt, ETFs with limited holdings, options, warrants, limited offerings, private placements, private funds and other instruments designated by Compliance. Securities exempt from reporting or pre-clearance must still be traded consistent with this Code.

Customer: A customer, intermediary, selling firm, financial professional, plan, institution, retail investor, prospective customer or other person or entity with whom GAD conducts, solicits, services or supports broker-dealer or distribution business.

Institutional Customer: An institution or other customer meeting applicable FINRA definitions and firm classification procedures. Communications and interactions with institutional customers remain subject to fair and balanced standards and GAD supervision.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

Personal Securities Account: Any brokerage, securities, crypto-enabled securities, managed, investment advisory or other financial account in which securities transactions can be effected and in which a Covered Person or Related Person has a beneficial interest, control, investment discretion or other reportable interest.

Registered Principal: A properly registered principal designated by GAD to supervise business activities, communications, transactions or persons under GAD’s supervisory system.

Restricted List: A list, system restriction or Compliance determination identifying securities, issuers, affiliates, products or activities in which transactions or recommendations may be prohibited, limited or subject to pre-clearance.

Wholesaling Activity: Distribution, marketing, training, education, sales support, product promotion, due diligence support, or other activity intended to promote, explain, position or support securities products or variable insurance products through broker-dealers, insurance agencies, financial professionals or other channels.

4. Core Ethical Principles and Standards of Commercial Honor

All Covered Persons must observe high standards of commercial honor and just and equitable principles of trade. Technical compliance with a rule or procedure will not excuse conduct that is dishonest, unfair, misleading, manipulative, abusive, retaliatory, deceptive or inconsistent with GAD’s ethical obligations.

•	Place the interests of customers, investors, intermediaries and the firm’s legal and regulatory obligations ahead of personal gain.
•	Deal fairly, honestly and in good faith with customers, counterparties, regulators, carriers, vendors, colleagues and the public.
•	Do not make false, exaggerated, unwarranted, promissory, misleading or incomplete statements about GAD, Global Atlantic, KKR, products, risks, fees, compensation, performance, guarantees, ratings, tax treatment or competitors.
•	Do not misuse a relationship with GAD, an affiliate, a product sponsor, a customer, a selling firm or any other third party for personal benefit.
•	Do not engage in fraud, market manipulation, insider trading, front-running, rumor-spreading, falsification of records, undisclosed conflicts, retaliation or obstruction of a regulatory inquiry.
•	Escalate promptly if a law, rule, policy, supervisory instruction or ethical standard may have been violated.

5. Supervision, Escalation and Written Supervisory Procedures

GAD maintains a supervisory system and WSPs designed to achieve compliance with applicable securities laws, FINRA rules and firm policies. This Code must be read and applied together with the WSPs. Registered principals and supervisors are responsible for carrying out supervisory responsibilities assigned to them, documenting required reviews, escalating issues and ensuring that business activity is conducted only through approved channels.

•	No Covered Person may conduct GAD securities business outside approved systems, channels, locations, communications platforms, books-and-records systems or supervisory structures.
•	Supervisors must be reasonably available, appropriately registered, knowledgeable about assigned products and activities, and free from unaddressed conflicts that would compromise supervision.
•	Covered Persons must cooperate with Compliance, Legal, Internal Audit, supervisors, regulators and approved investigations. False, incomplete, misleading or delayed responses are violations of this Code.
•	Remote, hybrid and branch activities must follow GAD procedures for office designation, approved communication systems, customer interactions, recordkeeping and inspection readiness.

6. Conflicts of Interest and Fair Dealing

Covered Persons must avoid, disclose and appropriately manage actual, potential and apparent conflicts of interest. A conflict may arise when personal, financial, family, outside business, compensation, affiliate, vendor or customer interests could influence, or appear to influence, judgment or conduct on behalf of GAD.

•	Do not favor one customer, firm, product, financial professional or vendor in a way that is inconsistent with law, contractual obligations or fair dealing standards.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

•	Do not steer business, meetings, sponsorships, speaking opportunities, due diligence access, training, gifts, entertainment, marketing resources or sales support based on personal benefit or undisclosed relationships.
•	Disclose conflicts promptly through the process specified by Compliance. Disclosure alone does not cure a conflict; Compliance or Legal may prohibit, restrict, supervise, document or condition the activity.
•	Compensation, production goals, rankings, contests, non-cash compensation and business development efforts must be structured and administered consistently with applicable securities and insurance requirements.

7. Confidential Information, MNPI and Restricted Lists

Covered Persons must protect confidential, proprietary, customer, investor, personal, sales, product, intermediary, trading, financial, affiliate and supervisory information. Such information may be used only for legitimate GAD business purposes and may not be used for personal benefit or disclosed except as authorized.

•	No Covered Person may trade for a personal, firm or customer account while in possession of material nonpublic information (MNPI), or tip or recommend that another person trade based on MNPI.
•	Information barriers, restricted lists, and watch lists and other controls must be observed.
•	Covered Persons must not spread rumors, create misleading market impressions, misuse confidential product or sales information, or forward unsubstantiated information to customers or colleagues.
•	Suspected MNPI, rumor issues, leaks, data incidents or inappropriate disclosures must be escalated immediately to Compliance or Legal.

8. Personal Securities Accounts and Personal Trading

Personal trading must never interfere with customer interests, GAD business, regulatory obligations, supervision or the appearance of fairness. Covered Persons must disclose and maintain Personal Securities Accounts as required by GAD policy and FINRA Rule 3210, including obtaining prior written consent before opening or maintaining outside securities accounts where required.

8.1 Account Disclosure and Consent

•	New Covered Persons must disclose all Personal Securities Accounts and holdings within the period specified by Compliance, and in no event later than applicable firm deadlines.
•	Associated persons must obtain GAD’s prior written consent before opening or maintaining any account at another broker-dealer or financial institution in which securities transactions can be effected and in which the associated person has a beneficial interest, unless an exception is approved by Compliance.
•	Covered Persons must instruct outside firms to provide duplicate confirmations, statements, data feeds or electronic access when required by GAD. Accounts that cannot provide electronic feeds may require manual statement uploads or other controls.
•	Managed accounts must be disclosed. A third-party discretionary account may be subject to a managed-account certification or letter confirming that the Covered Person does not influence trading decisions.

8.2 Trading Restrictions

•	Covered Persons must comply with all pre-clearance, holding-period, blackout, restricted-list, watch-list, KKR/affiliate securities, IPO, limited offering and private placement restrictions established by Compliance.
•	No Covered Person may trade ahead of customer activity, take advantage of nonpublic GAD or affiliate information, use GAD relationships to obtain preferential investment opportunities, or engage in speculative trading that creates a conflict with GAD responsibilities.

•	Sales, transfers, gifts, inheritances, private securities transactions and other dispositions of Covered Securities must be pre-cleared when required by GAD policy.
•	Cryptocurrency, digital asset, tokenized securities, private funds, private placements, investment clubs and similar arrangements must be disclosed or pre-cleared as required by Compliance, even if not traded in a traditional brokerage account.

8.3 Reporting and Certifications

•	Covered Persons must complete initial, quarterly and annual certifications, holdings reports, transaction reports and account attestations as required by Compliance.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

•	Failure to disclose an account, provide statements, obtain pre-clearance, observe a holding period or certify accurately may result in sanctions regardless of whether the transaction was profitable.

9. Outside Business Activities and Private Securities Transactions

9.1 Outside Business Activities

Registered Persons may not engage in an outside business activity without prior written notice to GAD in the manner specified by the firm. An outside business activity includes acting as an employee, independent contractor, sole proprietor, officer, director, partner, trustee, consultant, compensated board member, investment professional or other role outside GAD where compensation is received or reasonably expected.

•	Covered Persons must disclose uncompensated activities when required by GAD, including activities that could create conflicts, reputational risk, customer confusion, use of firm resources, supervision concerns or perceived endorsement by GAD.
•	GAD may approve, prohibit, restrict, condition, supervise or require updates for an outside activity. Approval may be revoked if circumstances change.
•	No Covered Person may use GAD time, systems, title, contacts, confidential information, stationery, email, credentials or reputation to conduct an outside activity unless approved in writing.

9.2 Private Securities Transactions

No associated person may participate in a private securities transaction outside the regular course or scope of employment with GAD unless the person has provided prior written notice to GAD describing the transaction, the person’s proposed role and whether selling compensation has been or may be received. GAD will determine whether the activity is approved, prohibited, or limited.

•	Private securities transactions include securities transactions away from GAD, including referrals, introductions, sales, solicitations, compensation arrangements, private placements, private funds, note programs, digital asset securities and other transactions as determined by Compliance.
•	Participation without required prior written notice and firm approval is prohibited, even where the person believes the transaction is personal, small, informal, non-compensated or unrelated to GAD business.

10. Gifts, Entertainment, Non-Cash Compensation and Conflicts

Gifts, entertainment, meals, sponsorships, conferences, training, travel, lodging, charitable contributions, business courtesies and non-cash compensation must be modest, reasonable, properly documented, not misleading, not conditioned on sales, not intended to influence improperly and consistent with GAD policy, selling agreements and applicable FINRA, SEC, state insurance and anti-corruption requirements.

10.1 Gifts and Gratuities

•	No Covered Person may give or permit to be given anything of value, including gifts or gratuities, in excess of the FINRA limit to any person where the payment or gratuity is in relation to the business of the recipient’s employer, unless a rule exception and firm approval apply. As of this draft, FINRA Rule 3220 reflects a $300 per individual per year limit.

•	Cash, cash equivalents, merchant gift cards, loans, personal reimbursements, excessive entertainment, extravagant hospitality and disguised compensation are prohibited unless Compliance and Legal confirm an exception.
•	Gifts must be valued, aggregated, recorded and approved as required by GAD. A Covered Person may not be the sole decision-maker as to whether their own gift is permissible.

10.2 Entertainment and Business Meals

•	Entertainment generally requires that the provider or host be present. Transportation, lodging and related expenses are treated as gifts unless Compliance determines otherwise.
•	Meals and entertainment must be ordinary and customary, have a legitimate business purpose and comply with recipient firm policies where known.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

10.3 Non-Cash Compensation and Training/Education

•	Product training, educational meetings, conferences, sponsorships, sales contests, reimbursement arrangements and non-cash compensation must comply with applicable FINRA rules, product-specific rules, state insurance requirements and selling-agreement limitations.
•	Covered Persons may not offer compensation, prizes, differential support, preferred access or other benefits in a way that is tied impermissibly to sales of specific securities products or that creates a misleading incentive.

11. Political Contributions and Pay-to-Play Controls

Political contributions, fundraising, candidate events, public-office activity, government-official interactions and pay-to-play issues are subject to heightened review. Covered Persons must pre-clear political contributions and activities as required by GAD, Global Atlantic, KKR and applicable law.

•	Firm political contributions, in-kind contributions, use of firm facilities or resources, and candidate or official events involving the firm require prior approval from designated Compliance, Legal and Government Affairs personnel.
•	Covered Persons may not seek reimbursement for personal political contributions and may not pressure colleagues, customers, vendors or financial professionals to make political contributions.
•	Covered Persons must immediately report requests from public officials, government entities, consultants or any person that could implicate pay-to-play, bribery, procurement or government-plan restrictions.

12. Sales Practices, Product Standards and Variable Insurance Products

GAD personnel must conduct wholesaling and distribution activities in a manner that supports compliant sales practices by GAD and its selling firms. Covered Persons must understand the products they discuss, communicate risks and limitations fairly, avoid unsuitable or misleading positioning, and escalate concerns involving product misuse, inappropriate sales, replacement activity or customer harm.

12.1 Product Knowledge and Fair Presentation

•	Covered Persons must understand product features, risks, fees, expenses, surrender charges, liquidity limitations, tax considerations, guarantees, riders, market exposure, investment options, eligibility requirements and limitations before discussing products with customers or intermediaries.
•	No Covered Person may make product recommendations, investment advice, tax advice, legal advice or individualized customer advice unless authorized, properly registered and supervised to do so.
•	Wholesaling discussions must not create confusion about whether GAD, an affiliate, a selling firm or a financial professional is responsible for a recommendation, suitability or other q21obligation.

12.2 Variable Annuities and Variable Insurance Products

•	Deferred variable annuity activity must be conducted consistently with applicable FINRA variable annuity standards, including standards for recommended purchases and exchanges, principal review, supervisory procedures and documentation where applicable.

•	Covered Persons must not encourage exchanges, replacements, additional deposits, riders, share classes or investment options without a reasonable basis and required documentation, and must escalate patterns suggesting inappropriate replacement or exchange activity.
•	Product training must address risks and costs, including surrender charges, market risk, mortality and expense charges, rider costs, tax penalties, loss of existing benefits, insurance features and guarantees subject to insurer claims-paying ability.

13. Customer Complaints, Regulatory Events and Investigations

Customer complaints and reportable events must be escalated immediately. A complaint may be written, oral, electronic, informal, directed to a wholesaler, sent through a selling firm, submitted through social media, routed through a regulator or received by an affiliate. Covered Persons must not resolve, suppress, delete, ignore or recharacterize a complaint without Compliance involvement.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

•	Escalate allegations involving sales practice concerns, misrepresentation, unsuitable recommendations, replacement or exchange concerns, forgery, theft, misappropriation, unauthorized activity, discrimination, harassment, privacy breaches, cybersecurity, fraud, regulatory issues, financial exploitation or customer harm.
•	Covered Persons must promptly report events that may require Form U4/U5 updates, FINRA Rule 4530 reporting, insurance reporting, regulatory notification or other disclosure.
•	All regulatory inquiries, subpoenas, examinations, testimony requests, document requests and investigations must be routed to Compliance immediately. Covered Persons must preserve relevant records and must not contact regulators on behalf of GAD unless authorized.

14. Privacy, Cybersecurity and Books and Records

14.1 Privacy and Cybersecurity

Covered Persons must protect nonpublic personal information, customer information, confidential business information and firm systems. Information may be accessed, used, transmitted and stored only for authorized business purposes and through approved systems.

•	Do not download, forward, store or transmit customer, personal, confidential or regulated information to personal email, personal cloud storage, unapproved devices or unapproved messaging platforms.
•	Report phishing, malware, lost devices, unauthorized access, data leakage, misdirected emails, suspicious links and cybersecurity incidents immediately through firm procedures.

14.2 Books and Records

GAD must make and preserve books and records as required by FINRA rules, the Exchange Act, SEC rules, insurance requirements and GAD policies. Covered Persons must create accurate records, use approved systems and retain records according to GAD’s retention schedules.

•	Business communications, approvals, certifications, training, customer complaints, advertising reviews, gifts, entertainment, OBA/PST notices, personal-account records, supervisory reviews, transaction support and regulatory responses must be recorded and retained as required.
•	Do not create false records, backdate approvals, omit required information, use side channels to avoid retention, destroy records subject to retention or legal hold, or alter records after the fact.

15. Reporting Violations, Non-Retaliation and Sanctions

Covered Persons must promptly report known or suspected violations of this Code, GAD WSPs, FINRA rules, SEC rules, insurance laws, anti-bribery laws, AML/sanctions requirements, privacy requirements or other applicable obligations. Reports may be made to the CCO, Compliance, a supervisor, or through approved confidential or anonymous reporting channels.

•	Good-faith reporting is protected. Retaliation, intimidation, harassment or adverse action against a person who raises a concern, participates in an investigation or refuses to violate a rule is prohibited.
•	Violations may result in counseling, heightened supervision, training, written warning, disgorgement, reversal or cancellation of transactions, loss of privileges, compensation consequences, suspension, demotion, termination, Form U4/U5 disclosure, regulatory reporting, referral to law enforcement or other sanctions.
•	Sanctions may apply to supervisors who fail to supervise, escalate, document, review or remediate issues within their responsibility.

16. Administration, Training, Certifications and Exceptions

The CCO or designee administers this Code. Compliance may interpret the Code, issue procedures, require certifications, conduct surveillance, review accounts and activity, maintain records, impose restrictions and recommend sanctions. Legal, senior management, registered principals and supervisors support administration as assigned.

Classification: Limited

Global Atlantic Distributors, LLC | Code of Ethics

•	Compliance may require annual or more frequent certifications regarding personal accounts, holdings, trading, OBAs, PSTs, gifts, entertainment, political contributions, complaints, communications, conflicts and other matters.
•	Exceptions may be granted only in writing by the CCO or authorized designee after consideration of customer harm, conflicts, law, rule requirements, supervisory feasibility, precedent, documentation and any conditions necessary to protect GAD and customers. No exception may be granted where prohibited by law or rule.
•	This Code should be reviewed periodically and updated as needed for regulatory changes, business changes, examination findings, WSP revisions, new products, new channels or control enhancements.

Classification: Limited